Filed Pursuant to Rule 424(b)(5)
Registration No. 333-216331

This information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated February 28, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT

(To the Prospectus dated February 28, 2017)

3,700,000 SHARES OF COMMON STOCK

We are offering 3,700,000 shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock is quoted on The NASDAQ Global Select Market under the symbol “DERM.” The last reported sale price of our common stock on February 27, 2017 was $34.18 per share.

An investment in our common stock involves a high degree of risk. Please read “Risk Factors” on page S-8 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	We refer you to “Underwriting” beginning on page S-22 of this prospectus supplement for information regarding underwriting compensation.

We have granted the underwriters an option to purchase up to an additional 555,000 shares of our common stock from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus supplement.

The underwriters expect to deliver the shares against payment on or about                 , 2017.

Leerink Partners	Evercore ISI	Guggenheim Securities

Needham & Company

The date of this prospectus supplement is                     , 2017.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this shelf registration process, we may sell common stock in one or more offerings, in amounts, at prices and on the terms that we will determine at the time of the offering and which will be set forth in a prospectus supplement and any related free writing prospectus. Each time we offer shares of common stock under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of the offering. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering.

Before buying any of the shares of common stock that we are offering, we urge you to carefully read this prospectus supplement, the accompanying prospectus and any related free writing prospectus and all of the information incorporated by reference herein and therein, as well as the additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.” These documents contain important information that you should consider when making your investment decision.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference herein filed prior to the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement), the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any related free writing prospectus filed by us with the SEC. Neither we nor the underwriters have authorized any other person to provide you with any information that is different. If anyone provides you with different or inconsistent information, you should not rely on it.

This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the shares of common stock described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus supplement outside the United States.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context indicates otherwise, as used in this prospectus, the terms “Company,” “Dermira,” “Registrant,” “we,” “us” and “our” refer to Dermira, Inc., a Delaware corporation, and its sole subsidiary, taken as a whole, unless otherwise noted. When we refer to “you,” we mean the holders of our common stock.

This prospectus supplement and the information incorporated herein by reference may include trademarks, service marks and trade names owned by us or others. A trademark application for “Dermira” and logo is pending in the United States. All other service marks, trademarks and tradenames appearing in this prospectus supplement are the property of their respective owners.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained in other parts of this prospectus supplement or incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2016 and our other filings with the Securities and Exchange Commission, or SEC, listed under the section of the prospectus titled “Incorporation of Certain Information by Reference” contained in this prospectus supplement. This summary does not contain all of the information you should consider in making your investment decision. Before deciding to invest in our common stock, you should read this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the information incorporated by reference herein and therein in their entirety. You should carefully consider, among other things, the matters discussed under the section titled “Risk Factors” contained in this prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus. Some of the statements in this prospectus supplement constitute forward-looking statements that involve risks and uncertainties. See the section titled “Special Note Regarding Forward-Looking Statements.”

Company Overview

We are a biopharmaceutical company dedicated to bringing biotech ingenuity to medical dermatology by delivering differentiated, new therapies to the millions of patients living with chronic skin conditions. We are committed to understanding the needs of both patients and physicians and using our insight to identify and develop leading-edge medical dermatology clinical programs. Our management team has extensive experience in product development and commercialization, having served in leadership roles at several leading dermatology companies. Our portfolio includes three Phase 3 product candidates that target significant unmet needs and market opportunities: Cimzia (certolizumab pegol), in development in collaboration with UCB Pharma S.A., or UCB, for the treatment of moderate-to-severe chronic plaque psoriasis; glycopyrronium tosylate (formerly DRM04), in development for the treatment of primary axillary hyperhidrosis, or excessive underarm sweating; and olumacostat glasaretil (formerly DRM01), in development for the treatment of acne vulgaris, or acne.

We are focused on the development of therapeutic solutions in medical dermatology to treat skin conditions, such as psoriasis, hyperhidrosis and acne. These diseases impact millions of people worldwide and can have significant, multidimensional effects on patients’ quality of life, including their physical, functional and emotional well-being. According to multiple published studies, patients report that medical dermatology conditions affect quality of life in ways comparable to other serious diseases, such as cancer, heart disease, diabetes, epilepsy, asthma and arthritis.

Our three late-stage product candidates are:

•

Cimzia, an injectable biologic tumor necrosis factor-alpha, or TNF, inhibitor that is currently approved and marketed by UCB for the treatment of numerous inflammatory diseases spanning multiple medical specialties in multiple countries, including the United States. Biologic TNF inhibitors are a class of pharmaceutical products that are manufactured by biological processes and designed to exert their effect by inhibiting TNF, a naturally occurring molecule that plays an important role in promoting inflammation within the body, including in patients with psoriasis. In March 2014, we entered into an agreement to collaborate with UCB to develop Cimzia for the treatment of moderate-to-severe chronic plaque psoriasis in the United States, Canada and the European Union and, upon regulatory approval, to market Cimzia to dermatologists in the United States and Canada, or the UCB Agreement. In December 2014, we commenced a Phase 3 clinical program for Cimzia in moderate-to-severe chronic plaque psoriasis that comprises three clinical trials – CIMPASI-1, CIMPASI-2 and CIMPACT. In December 2015, we completed enrollment in this Phase 3 program, enrolling a total of 1,020 patients.

In October 2016, December 2016 and January 2017, we announced positive topline results for the CIMPASI-2, CIMPASI-1 and CIMPACT trials, respectively. In all three trials, Cimzia demonstrated statistically significant improvements for all primary or co-primary endpoints compared to placebo at both treatment doses. The adverse event profile across all three trials appears consistent with the adverse event profiles observed with Cimzia in currently approved indications. Based on these results, UCB intends to submit marketing applications to regulatory authorities, including a supplemental Biologics License Application, or sBLA, to the U.S. Food and Drug Administration, or FDA, in the third quarter of 2017 to support potential approvals for Cimzia as a treatment option for patients with moderate-to-severe chronic plaque psoriasis.

•	Glycopyrronium tosylate, a small-molecule anticholinergic product for topical application we are developing for the treatment of primary axillary hyperhidrosis. Anticholinergics are a class of pharmaceutical products that exert their effect by blocking the action of acetylcholine, a molecule that transmits signals within the nervous system that are responsible for a range of bodily functions, including the activation of sweat glands. Glycopyrronium tosylate is a novel form of an anticholinergic agent that has been approved for systemic administration in other indications, and it is designed to inhibit sweat production by blocking the activation of sweat glands following topical administration. In July 2015, we commenced a Phase 3 clinical program for glycopyrronium tosylate in patients with primary axillary hyperhidrosis that comprised three clinical trials – the ATMOS-1 and ATMOS-2 pivotal trials and the ARIDO open-label safety trial. In February 2016, we completed patient enrollment in ATMOS-1 and ATMOS-2 and in June 2016, we announced positive topline results from these trials. The ATMOS-1 and ATMOS-2 trials enrolled a total of 697 adult and adolescent (ages nine and older) patients with primary axillary hyperhidrosis. In the ATMOS-2 trial, glycopyrronium tosylate demonstrated statistically significant improvements for both co-primary endpoints and both secondary endpoints compared to vehicle. In the ATMOS-1 trial, v demonstrated statistically significant improvements for one of the co-primary endpoints and both secondary endpoints. These results were based on the overall dataset from the intent-to-treat, or ITT, population. For the second co-primary endpoint in the ATMOS-1 trial, when extreme outlier data from one analysis center were excluded in accordance with the pre-specified statistical analysis plan submitted to the FDA, glycopyrronium tosylate demonstrated statistically significant results compared to vehicle. Consistent with the results of an earlier Phase 2b trial, glycopyrronium tosylate was generally well-tolerated with side effects that were primarily mild to moderate in severity. In December 2016, the treatment period for ARIDO, the open-label Phase 3 trial assessing the long-term safety of glycopyrronium tosylate, was completed. Based on a preliminary review of the data from the ARIDO trial, the safety and tolerability profile for glycopyrronium tosylate appears consistent with what was observed in the ATMOS-1 and ATMOS-2 trials. Based on the results of the glycopyrronium tosylate Phase 3 program and a pre-NDA meeting with the FDA in February 2017, we plan to submit a New Drug Application, or NDA, to the FDA for potential approval of glycopyrronium tosylate for the treatment of primary axillary hyperhidrosis. The NDA submission is targeted for the second half of 2017 and is subject to the completion of certain registration-enabling activities.

•

Olumacostat glasaretil, a novel, small molecule designed to inhibit sebum production following topical application that we are developing for the treatment of acne. Sebum is an oily substance made up of lipids produced by glands in the skin called sebaceous glands, and excessive sebum production is an important aspect of acne that is not addressed by currently available topical therapies. Olumacostat glasaretil is designed to exert its effect by inhibiting acetyl coenzyme-A carboxylase, an enzyme that plays an important role in the synthesis of fatty acids, a type of lipid that represents an essential component of the majority of sebum lipids. In April 2015, we commenced a Phase 2b dose-ranging clinical trial to evaluate the safety and efficacy of olumacostat glasaretil in adult patients with moderate-to-severe facial acne. In January 2016, we completed patient enrollment in this study and in May 2016, we announced positive topline results. In the Phase 2b dose-ranging trial, which enrolled a total of 420 patients, olumacostat glasaretil demonstrated statistically significant improvements in all primary endpoints compared to vehicle at the highest dose and in most primary endpoints at the other doses tested. Olumacostat glasaretil was well-tolerated with adverse events primarily mild or moderate in severity. Based on these results, in December 2016, we initiated a Phase 3 program to evaluate the safety and efficacy of olumacostat glasaretil as a potential treatment for acne to support a potential NDA submission to the FDA. The Phase 3 program comprises three clinical trials – the CLAREOS-1 and CLAREOS-2 pivotal trials and the CLARITUDE open-label safety trial. The CLAREOS-1 and CLAREOS-2 trials are expected to enroll a total of 1,400 adult and adolescent (ages nine and older) patients with moderate-to-severe acne. We expect to announce topline results from the CLAREOS-1 and CLAREOS-2 trials in the first half of 2018.

Dermira was founded by Thomas G. Wiggans, Eugene A. Bauer, M.D., Christopher M. Griffith and Luis C. Peña with the vision of building a leading dermatology company. Several members of our management team, including Mr. Wiggans, Dr. Bauer and Mr. Peña, have extensive experience within the dermatology field, including having served in executive roles at leading dermatology companies such as Connetics Corporation, Peplin, Inc. and Stiefel Laboratories, Inc., a GlaxoSmithKline plc company. This experience brings us significant insight into product and commercial opportunities, as well as a broad network of relationships with leaders within the industry and medical community.

Corporate Information

We were incorporated in the State of Delaware in August 2010 under the name Skintelligence, Inc. We changed our name to Dermira, Inc. in September 2011. Our principal executive offices are located at 275 Middlefield Road, Suite 150, Menlo Park, California 94025, and our telephone number is (650) 421-7200. Our website address is www.dermira.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus supplement or the accompanying prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock.

The Offering

Common stock offered by us	3,700,000 shares

Option to purchase additional shares	We have granted the underwriters an option to purchase up to an additional 555,000 shares of common stock for a period of 30 days from the date of this prospectus supplement.

Common stock to be outstanding after this offering	39,352,049 shares (up to 39,907,049 shares if the underwriters’ option to purchase additional shares is exercised in full)

Use of proceeds	We currently intend to use the net proceeds from this offering for: external and personnel-related expenses associated with the regulatory submissions for our Cimzia and glycopyrronium tosylate product candidates; research and development expenses associated with the development of and potential regulatory submission for our olumacostat glasaretil product candidate; external and personnel-related commercialization expenses associated with the potential launches of our product candidates, including the establishment or expansion of our sales, marketing, medical affairs, quality and supply chain functions and activities; and working capital, capital expenditures and other general corporate purposes. Additionally, we may use a portion of the net proceeds from this offering to expand our business by in-licensing or acquiring, as the case may be, commercial products, product candidates, technologies, compounds, other assets or complementary businesses; however, we have no current commitments or obligations to do so. See the section titled “Use of Proceeds” for a more complete description of the intended use of the proceeds from this offering.

Risk factors	You should read the “Risk Factors” section of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a discussion of factors that you should read and consider before investing in our common stock.

NASDAQ Global Select Market symbol	DERM

The number of shares of our common stock to be outstanding immediately following this offering as shown above is based on 35,652,049 shares of our common stock outstanding as of December 31, 2016 and excludes:

•	4,526,079 shares of common stock issuable upon exercise of options outstanding as of December 31, 2016, at a weighted-average exercise price of $13.92 per share;

•	996,520 shares of common stock issuable upon exercise of options granted after December 31, 2016, at a weighted-average exercise price of $33.18 per share;

•	147,634 shares of common stock issuable upon the settlement of restricted stock units outstanding as of December 31, 2016;

•	200,390 shares of common stock issuable upon the settlement of restricted stock units outstanding granted after December 31, 2016;

•	1,100,496 shares of common stock reserved for future issuance under our 2014 Equity Incentive Plan, or the 2014 EIP, and any future automatic increase in shares reserved for issuance under the EIP; and

•	727,070 shares of common stock reserved for future issuance under our 2014 Employee Stock Purchase Plan, or the ESPP, and any future automatic increase in shares reserved for issuance under the ESPP.

Except as otherwise indicated, all information in this prospectus supplement reflects and assumes:

•	that the underwriters do not exercise their option to purchase 555,000 additional shares;

•	no exercise of the outstanding options or settlement of the restricted stock units described above subsequent to December 31, 2016; and

•	that no “at-the-market” sales of our common stock are placed pursuant to the sales agreement between us and Cowen and Company, LLC, which allows for the sale of shares of our common stock with an aggregate offering price of up to $75.0 million.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors described below together with all of the risks, uncertainties and assumptions discussed under Part I, Item 1A,the section titled “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, before deciding whether to invest in shares of our common stock. The risks and uncertainties described below and incorporated by reference herein are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we deem immaterial may also become important factors that adversely affect our business. If any of the following risks actually occur, our business, financial condition, results of operations and future prospects could be materially and adversely affected. In that event, the market price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to this Offering

Because management has broad discretion as to the use of the net proceeds from this offering, you may not agree with how we use them, and such proceeds may not be applied successfully.

Our management will have considerable discretion over the use of proceeds from this offering. We currently intend to use the net proceeds from this offering for: external and personnel-related expenses associated with the regulatory submissions for our Cimzia and glycopyrronium tosylate product candidates; research and development expenses associated with the development of and potential regulatory submission for our olumacostat glasaretil product candidate; external and personnel-related commercialization expenses associated with the potential launches of our product candidates, including the establishment or expansion of our sales, marketing, medical affairs, quality and supply chain functions and activities; and working capital, capital expenditures and other general corporate purposes. Additionally, we may use a portion of the net proceeds to us from the sale of our common stock under this prospectus to expand our business by in-licensing or acquiring, as the case may be, commercial products, product candidates, technologies, compounds, other assets or complementary businesses. However, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock, or with which you otherwise do not agree. You will be relying on the judgment of our management concerning these uses and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The failure of our management to apply these funds effectively could, among other things, result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our common stock to decline. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

If you purchase shares of common stock sold in this offering, you will incur immediate and substantial dilution.

If you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution in the pro forma net tangible book value per share after giving effect to this offering of $24.93 per share as of December 31, 2016, at an assumed public offering price of $34.18 per share, the last reported sale price per share of our common stock on the NASDAQ Global Select Market on February 27, 2017, because the price that you pay will be substantially greater than the pro forma net tangible book value per share of the common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the offering price when they purchased shares of our capital stock. You will experience additional dilution upon exercise of the outstanding stock options and other equity awards that may be granted under our equity incentive plans, and when we otherwise issue additional shares of our common stock. For more information, see “Dilution.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and any related free writing prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein other than statements of historical fact, including statements regarding our future consolidated results of operations and financial position, our business strategy and plans, market growth, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “potentially,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our consolidated financial condition, consolidated results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, as well as those discussed in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and any related free writing prospectus. All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus supplement and the documents incorporated by reference herein may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this prospectus supplement, or in the case of documents referred to or incorporated by reference herein or in the accompanying prospectus, the date of those documents, or to conform such statements to actual results or revised expectations, except as may be required under applicable U.S. securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

You should read this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS

We estimate that the net proceeds from our sale of 3,700,000 shares of our common stock in this offering, at an assumed public offering price of $34.18 per share, the last reported sale price per share of our common stock on The NASDAQ Global Select Market on February 27, 2017, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $118.5 million. If the underwriters’ option to purchase 555,000 additional shares is exercised in full, we estimate that we will receive additional net proceeds of $17.8 million. Each $1.00 increase (decrease) in the assumed public offering price of $34.18 per share, which was the last reported sale price of our common stock on The NASDAQ Global Select Market on February 27, 2017, would increase (decrease) the net proceeds to us from this offering by approximately $3.5 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1.0 million shares in the number of shares of common stock offered by us would increase (decrease) the net proceeds to us from this offering by approximately $32.1 million, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

As of December 31, 2016, we had $276.5 million in cash and cash equivalents and investments. We currently intend to use the net proceeds we receive from this offering, together with our existing cash and cash equivalents and investments, as follows:

•	for external and personnel-related expenses associated with the regulatory submissions for our Cimzia and glycopyrronium tosylate product candidates;

•	for external and personnel-related research and development expenses associated with the development of and potential regulatory submission for our olumacostat glasaretil product candidate;

•	for external and personnel-related commercialization expenses associated with the potential launches of our product candidates, including the establishment or expansion of our sales, marketing, medical affairs, quality and supply chain functions and activities; and

•	for working capital, capital expenditures and other general corporate purposes.

Additionally, we may use a portion of the net proceeds from this offering to expand our current business by in-licensing or acquiring, as the case may be, commercial products, product candidates, technologies, compounds, other assets or complementary businesses, using cash or shares of our common stock. However, we have no current commitments or obligations to do so.

Based on our planned use of the net proceeds from this offering and our existing cash and cash equivalents and investments as described above, we expect that such funds will be sufficient to fund our operations into the first half of 2019 and to: enable UCB to submit an sBLA to the FDA for potential approval of Cimzia; complete registration-enabling activities and submit an NDA to the FDA for potential approval related to glycopyrronium tosylate; enable us to complete and generate topline results from our ongoing Phase 3 pivotal clinical trials for olumacostat glasaretil; commercialize our Cimzia and glycopyrronium tosylate product candidates assuming that we receive the necessary regulatory approvals; complete registration-enabling activities and submit an NDA to the FDA for potential approval related to olumacostat glasaretil assuming the data from our Phase 3 clinical trials are positive; and commence potential lifecycle management activities related to our glycopyrronium tosylate and olumacostat glasaretil product candidates. This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. We cannot specify with certainty all of the particular uses of the net proceeds that we will receive from this offering, or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures will depend on numerous factors, including the ongoing status of and results from clinical trials and other studies, the timing of potential regulatory submissions and the timing and outcome of potential product approvals and product launches, as well as any strategic collaborations that we may enter into with third parties for our product candidates, any in-licensing transactions or acquisitions, any unforeseen cash needs and the performance of our investments.

We will have broad discretion over the uses of the net proceeds of this offering and investors will be relying on the judgment of our management regarding the application of the proceeds. Pending these uses, we intend to invest the net proceeds in investment-grade, interest-bearing securities such as money market funds, certificates of deposit, commercial paper, repurchase agreements, corporate debt and guaranteed obligations of the U.S. government.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on The NASDAQ Global Select Market under the symbol “DERM” since our initial public offering in October 2014. The following table sets forth, for the periods indicated, the reported high and low sales prices per share of our common stock as reported by The NASDAQ Global Select Market

	Low	High
Fiscal Year ended December 31, 2015
First Quarter	$14.57	$21.27
Second Quarter	$14.20	$18.01
Third Quarter	$17.50	$32.13
Fourth Quarter	$22.39	$35.75
Fiscal Year ended December 31, 2016
First Quarter	$17.42	$34.31
Second Quarter	$20.13	$34.00
Third Quarter	$28.51	$36.16
Fourth Quarter	$27.92	$36.34
Fiscal Year ending December 31, 2017
First Quarter (through February 27, 2017)	$27.32	$34.38

The last reported sale price for our common stock on February 27, 2017 was $34.18 per share. As of December 31, 2016, we had 20 holders of record of our common stock. This number does not include beneficial owners whose shares are held by nominees in street name.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and investments and capitalization as of December 31, 2016 on:

•	an actual basis; and

•	on an as adjusted basis to reflect the issuance and sale by us of 3,700,000 shares of our common stock in this offering, and the receipt of the net proceeds from our sale of these shares, at an assumed public offering price of $34.18 per share, the last reported sale price per share of our common stock on The NASDAQ Global Select Market on February 27, 2017, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us (assuming no exercise of the underwriters’ option to purchase additional shares).

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2016, which are incorporated by reference in this prospectus supplement.

	As of December 31, 2016
	Actual	As Adjusted(1)
	(in thousands, except share and per share amounts) (unaudited)
Cash and cash equivalents and investments	$276,493	$394,971

Stockholders’ equity:
Preferred stock, $0.001 par value: 10,000,000 shares authorized, no shares issued or outstanding, actual and as adjusted	$—	$—
Common stock, $0.001 par value: 500,000,000 shares authorized, 35,652,049 shares issued and outstanding, actual; 500,000,000 shares authorized, 39,352,049 shares issued and outstanding, as adjusted	36	40
Additional paid-in capital	497,718	616,192
Accumulated other comprehensive loss	(252)	(252)
Accumulated deficit	(250,132)	(250,132)

Total stockholders’ equity	247,370	365,848

Total capitalization	$247,370	$365,848

(1)	Each $1.00 increase (decrease) in the assumed public offering price of $34.18 per share, which was the last reported sale price of our common stock on The NASDAQ Global Select Market on February 27, 2017, would increase (decrease) each of cash and cash equivalents and investments, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $3.5 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1.0 million shares in the number of shares of common stock offered by us would increase (decrease) each of cash and cash equivalents and investments, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $32.1 million, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The number of shares of our common stock to be outstanding immediately following this offering is based on 35,652,049 shares of our common stock outstanding as of December 31, 2016 and excludes:

•	4,526,079 shares of common stock issuable of options outstanding as of December 31, 2016, at a weighted-average exercise price of $13.92 per share;

•	996,520 shares of common stock issuable upon exercise of options granted after December 31, 2016, at a weighted-average exercise price of $33.18 per share;

•	147,634 shares of common stock issuable upon the settlement of restricted stock units outstanding as of December 31, 2016;

•	200,390 shares of common stock issuable upon the settlement of restricted stock units outstanding granted after December 31, 2016;

•	1,100,496 shares of common stock reserved for future issuance under our 2014 EIP and any future automatic increase in shares reserved for issuance under the 2014 EIP; and

•	727,070 shares of common stock reserved for future issuance under the ESPP and any future automatic increase in shares reserved for issuance under the ESPP.

DILUTION

If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after our public offering.

As of December 31, 2016, our net tangible book value was $245.5 million, or $6.89 per share. Net tangible book value per share represents the amount of our tangible assets less our liabilities divided by the total number of shares of our common stock outstanding as of December 31, 2016.

Our as adjusted net tangible book value as of December 31, 2016 would be $364.0 million, or $9.25 per share. As adjusted net tangible book value per share reflects the sale by us of 3,700,000 shares of our common stock in this offering, assuming the underwriters’ option to purchase additional shares is not exercised, at an assumed public offering price of $34.18 per share, the last reported sale price per share of our common stock on The NASDAQ Global Select Market on February 27, 2017, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. This represents an immediate increase in as adjusted net tangible book value of $2.36 per share to existing stockholders and immediate dilution of $24.93 per share to new investors purchasing shares in this offering.

The following table illustrates this per share dilution to new investors:

Assumed public offering price per share		$34.18
Net tangible book value per share as of December 31, 2016, before giving effect to this offering	$6.89
Increase in as adjusted net tangible book value per share attributable to investors purchasing our common stock in this offering	2.36

As adjusted net tangible book value per share, after giving effect to this offering		9.25

Dilution per share to investors purchasing our common stock in this offering		$24.93

Each $1.00 increase (decrease) in the assumed public offering price of $34.18 per share, the last reported sale price of our common stock on The NASDAQ Global Select Market on February 27, 2017, would increase (decrease) our as adjusted net tangible book value, after giving effect to this offering, by approximately $3.5 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1.0 million shares in the number of shares of common stock offered by us would increase (decrease) the dilution to investors purchasing shares in this offering by approximately $0.6 million, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

If the underwriters exercise in full their option to purchase an additional 555,000 shares of common stock at an assumed public offering price of $34.18 per share, the as adjusted net tangible book value after this offering would be $9.57 per share, representing an increase in net tangible book value of $2.68 per share to existing stockholders and immediate dilution in net tangible book value of $24.61 per share to investors participating in this offering.

The number of shares of our common stock to be outstanding immediately following this offering is based on 35,652,049 shares of our common stock outstanding as of December 31, 2016 and excludes:

•	4,526,079 shares of common stock issuable of options outstanding as of December 31, 2016, at a weighted-average exercise price of $13.92 per share;

•	996,520 shares of common stock issuable upon exercise of options granted after December 31, 2016, at a weighted-average exercise price of $33.18 per share;

•	147,634 shares of common stock issuable upon the settlement of restricted stock units outstanding as of December 31, 2016;

•	200,390 shares of common stock issuable upon the settlement of restricted stock units outstanding granted after December 31, 2016;

•	1,100,496 shares of common stock reserved for future issuance under our 2014 EIP and any future automatic increase in shares reserved for issuance under the 2014 EIP; and

•	727,070 shares of common stock reserved for future issuance under the ESPP and any future automatic increase in shares reserved for issuance under the ESPP.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

This section summarizes the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our common stock by “non-U.S. holders” (as defined below) pursuant to this offering. This summary does not provide a complete analysis of all potential U.S. federal income tax considerations relating thereto. The information provided below is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions currently in effect. These authorities may change at any time, possibly retroactively, or the Internal Revenue Service, or the IRS, might interpret the existing authorities differently. In either case, the tax considerations of the acquisition, ownership and disposition of our common stock could differ from those described below. As a result, we cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

This summary does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal generation-skipping, gift and estate tax laws, except to the limited extent provided below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including:

•	banks, insurance companies or other financial institutions;

•	partnerships or entities or arrangements treated as partnerships or other pass-through entities for U.S. federal tax purposes (or investors in such entities);

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons subject to the alternative minimum tax or Medicare contribution tax;

•	tax-exempt organizations or tax-qualified retirement plans;

•	controlled foreign corporations or passive foreign investment companies;

•	persons who acquired our common stock as compensation for services;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or

•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes is a beneficial owner of our common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. Accordingly, this summary does not address tax consideration applicable to partnerships that hold our common stock. Partnerships and partners in such partnerships should consult their tax advisors.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S.

FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, GENERATION-SKIPPING, GIFT, ESTATE, STATE OR LOCAL TAX LAWS, AND TAX TREATIES.

Non-U.S. Holder Defined

For purposes of this summary, a “non-U.S. holder” is any holder of our common stock, other than a partnership, that is not:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state therein or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a U.S. court and one of more U.S. persons have authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate whose income is subject to U.S. income tax regardless of source.

If you are a non-U.S. citizen individual, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

Dividends

We do not expect to declare or make any distributions on our common stock in the foreseeable future. If we do pay dividends on shares of our common stock, however, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a non-U.S. holder’s adjusted tax basis in shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock. See “– Sale of Common Stock.”

Any dividend paid to a non-U.S. holder on our common stock that is not effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States will generally be subject to U.S. withholding tax at a 30% rate. The withholding tax might apply at a reduced rate, however, under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. You should consult your tax advisors regarding your entitlement to benefits under a relevant income tax treaty. Generally, in order for us or our paying agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing a Form W-8BEN or Form W-8BEN-E (or any successor form) or any other appropriate Form W-8 or appropriate substitute form to us or our paying agent. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS in a timely manner.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder, and if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, are not subject to U.S. withholding tax. To obtain this exemption, a non-U.S. holder must provide us or our paying agent with a Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition to being taxed at graduated tax rates, dividends received by corporate non-U.S. holders that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

For additional withholding rules that may apply to dividends paid to certain foreign entities, see the discussion below under the section titled “Foreign Account Tax Compliance Act.”

Sale of Common Stock

Subject to the discussions below regarding Backup Withholding and the Foreign Account Tax Compliance Act, non-U.S. holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange or other disposition of our common stock unless:

•	the gain (1) is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business and (2) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States (in which case the special rules described below apply);

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more, as determined under special rules in the Code, during the calendar year in which the sale or disposition occurs and certain other conditions are met ; or

•	the rules of the Foreign Investment in Real Property Tax Act, or FIRPTA, treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange or other disposition of our common stock if we are, or were within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period, a “U.S. real property holding corporation,” or USRPHC. In general, we would be a USRPHC if interests in U.S. real estate comprised at least half of the value of our business assets. We do not believe that we are a USRPHC and we do not anticipate becoming one in the future. Even if we become a USRPHC, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if beneficially owned by a non-U.S. holder that actually or constructively owned more than 5% of our outstanding common stock at some time within the five-year period preceding the disposition.

If any gain from the sale, exchange or other disposition of our common stock, (1) is effectively connected with a U.S. trade or business conducted by a non-U.S. holder and (2) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment maintained by such non-U.S. holder in the United States, then the gain generally will be subject to U.S. federal income tax at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If the non-U.S. holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would be subject also to a “branch profits tax.” The branch profits tax rate is 30%, although an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence might provide for a lower rate.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the entire amount of a distribution on our common stock (whether or not the distribution represents a dividend or is subject to U.S. federal withholding tax) and the tax withheld, if any. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides.

The information reporting and backup withholding rules that apply to payments of dividends to certain U.S. shareholders of our common stock generally will not apply to dividends paid to a non-U.S. holder so long as the non-U.S. holder certifies its foreign status or otherwise establishes an exemption (and we or our paying agent do not have actual knowledge or reason to know the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied).

Under the Treasury regulations, the payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the beneficial owner certifies, under penalties of perjury, among other things, its status as a non-U.S. holder (and the broker does not have actual knowledge or reason to know the holder is a U.S. person) or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. Information reporting, but not backup withholding, will apply to a payment of proceeds, even if that payment is made outside of the United States, if you sell our common stock through a non-U.S. office of a broker that is:

•	a U.S. person (including a foreign branch or office of such person);

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•	a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business;

•	unless the broker has documentary evidence that the beneficial owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge or reason to know to the contrary).

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act, or FATCA, imposes a U.S. federal withholding tax of 30% on certain “withholdable payments” (including U.S. source dividends and the gross proceeds from the sale or other disposition of U.S. stock) to foreign financial institutions (as specifically defined for this purpose) and other non-U.S. entities that fail to comply with certain certification and information reporting requirements. The obligation to withhold under FATCA currently applies to, among other items, dividends on our common stock and will apply to gross proceeds from the disposition of our common stock paid after December 31, 2018. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules.

U.S. Federal Estate Tax

The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Leerink Partners LLC, Evercore Group L.L.C. and Guggenheim Securities, LLC are acting as joint book-running managers for this offering and Leerink Partners LLC is acting as sole representative of each of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Leerink Partners LLC
Evercore Group L.L.C.
Guggenheim Securities, LLC
Needham & Company, LLC

Total	3,700,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of the shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $        per share. After the initial offering of the shares, the public offering price, concession or any other term of the offering may be changed by the representative.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares of our common stock.

Total
	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $400,000. We also have agreed to reimburse the underwriters for up to $30,000 for their FINRA counsel fee. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 555,000 additional shares at the public offering price, less the underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We and our executive officers and directors, together with their affiliates, have agreed not to sell or transfer any common stock or securities convertible into or exchangeable or exercisable for common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of Leerink Partners LLC on behalf of the underwriters. Specifically, we and these other persons have agreed, with certain limited exceptions, not to offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder with respect to any shares of our common stock or any securities convertible into, or exercisable or exchangeable for our common stock.

NASDAQ Global Select Market Listing

Our common stock is listed on The NASDAQ Global Select Market under the symbol “DERM.”

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option described above. The underwriters may close out any covered short position by either exercising their option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the closing of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on The NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which is referred to as the Relevant Implementation Date, no offer of any securities which are the subject of the offering contemplated by this prospectus supplement has been or will be made to the public in that Relevant Member State other than any offer where a prospectus has been or will be published in relation to such securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the relevant competent authority in that Relevant Member State in accordance with the Prospectus Directive, except that with effect from and including the Relevant Implementation Date, an offer of such securities may be made to the public in that Relevant Member State:

a)	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative of the underwriters for any such offer; or

c)	to any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (1) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (2) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (2) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Australia

This prospectus supplement and the accompanying prospectus are not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus supplement in Australia:

A.	You confirm and warrant that you are either:

•	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

•	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

•	a person associated with the company under Section 708(12) of the Corporations Act; or

•	“professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act, any offer made to you under this prospectus supplement is void and incapable of acceptance.

B.	You warrant and agree that you will not offer any of the shares issued to you pursuant to this prospectus supplement for resale in Australia within 12 months of those shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Fenwick & West LLP, San Francisco, California, which beneficially owns an aggregate of 43,103 shares of our common stock, representing approximately 0.12% of our outstanding shares of capital stock as of December 31, 2016. Certain legal matters relating to this offering will be passed upon for the underwriters by Cooley LLP, San Francisco, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10 K for the year ended December 31, 2016, and the effectiveness of our internal control over financial reporting as of December 31, 2016, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are required to file annual, quarterly and other reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at 100 F Street N.E., Washington, DC 20549. Copies of such materials can be obtained from the SEC’s public reference section at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330. Additionally, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information about us. You may also inspect the documents described herein at our principal executive offices, 275 Middlefield Road, Suite 150, Menlo Park, CA 94025, during normal business hours.

Information about us is also available at our website at http://www.dermira.com. However, the information on our website is not a part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. A Current Report (or portion thereof) furnished, but not filed, on Form 8-K shall not be incorporated by reference into this prospectus.

We incorporate by reference the documents listed below that we have filed with the SEC or may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of any offering of common stock made by this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 28, 2017;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2016;

•	our Current Report on Form 8-K, filed with the SEC on February 28, 2017; and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 29, 2014 under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Dermira, Inc., 275 Middlefield Road, Suite 150, Menlo Park, CA 94025. Copies of the above reports may also be accessed from our website at www.investor.dermira.com. We do not incorporate the information from our website into this prospectus supplement and you should not consider any information on, or that can be accessed through, our website as part of this prospectus supplement. See the section titled “Where You Can Find Additional Information” for information concerning how to read and obtain copies of materials that we file with the SEC at the SEC’s public offices.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement, will be deemed modified, superseded or replaced for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies, supersedes or replaces such statement.

PROSPECTUS

Common Stock

From time to time, we may offer our common stock in one or more offerings, in amounts, at prices and on the terms that we will determine at the time of the offering and which will be set forth in a prospectus supplement and any related free writing prospectus. The applicable prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus.

You should read this prospectus, the information incorporated, or deemed to be incorporated, by reference in this prospectus, and any applicable prospectus supplement and related free writing prospectus carefully before you invest.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “DERM.”

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 5 of this prospectus and in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the documents incorporated by reference into this prospectus.

The common stock may be sold by us to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the discussion under the heading “Plan of Distribution” in this prospectus. If any underwriters, dealers or agents are involved in the sale of common stock with respect to which this prospectus is being delivered, the names of such underwriters or agents and any applicable fees, discounts or commissions, details regarding over-allotment options, if any, and the net proceeds to us will be set forth in a prospectus supplement. The price to the public of the common stock and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 28, 2017.

Prospectus

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this shelf registration process, we may sell our common stock in one or more offerings, in amounts, at prices and on the terms that we will determine at the time of the offering and which will be set forth in a prospectus supplement and any related free writing prospectus. Each time we offer our common stock under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of the offering. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information” before buying common stock in this offering

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. No dealer, salesperson or any other person is authorized to give any information or to make any representation other than the information and representations contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. If different information is given or different representations are made, you may not rely on that information or those representations as having been authorized by us. You may not imply from the delivery of this prospectus and any applicable prospectus supplement, nor from a sale made under this prospectus and any applicable prospectus supplement, that our affairs are unchanged since the date of this prospectus and any applicable prospectus supplement or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus and any applicable prospectus supplement or any sale of a security. This prospectus and any applicable prospectus supplement may only be used where it is legal to sell shares of our common stock.

THIS PROSPECTUS MAY NOT BE USED TO OFFER AND SELL SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Unless the context indicates otherwise, as used in this prospectus, the terms “Company,” “Dermira,” “Registrant,” “we,” “us,” and “our” refer to Dermira, Inc., a Delaware corporation, and its sole subsidiary, taken as a whole, unless otherwise noted.

This prospectus and the information incorporated herein by reference may include trademarks, service marks and trade names owned by us or others. A trademark application for “Dermira” and logo is pending in the United States. All other service marks, trademarks and tradenames appearing in this prospectus are the property of their respective owners.

SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2016, and our other filings with the Securities and Exchange Commission listed in the section of the prospectus titled “Incorporation of Certain Information by Reference.” This summary does not contain all of the information you should consider in making your investment decision. Before deciding to invest in our common stock, you should read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, and the information incorporated by reference herein in their entirety. You should carefully consider, among other things, the matters discussed in the section titled “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See the section titled “Special Note Regarding Forward-Looking Statements.”

Our Company

We are a biopharmaceutical company dedicated to bringing biotech ingenuity to medical dermatology by delivering differentiated, new therapies to millions of patients with chronic skin conditions. We are committed to understanding the needs of both patients and physicians and using our insight to identify and develop leading edge medical dermatology clinical programs. Our management team has extensive experience in product development and commercialization, having served in leadership roles at several leading dermatology companies. Our portfolio includes three Phase 3 product candidates that target significant unmet needs and market opportunities: Cimzia (certolizumab pegol), in development in collaboration with UCB Pharma S.A., or UCB, for the treatment of moderate-to-severe chronic plaque psoriasis; glycopyrronium tosylate (formerly DRM04), in development for the treatment of primary axillary hyperhidrosis, or excessive underarm sweating; and olumacostat glasaretil (formerly DRM01), in development for the treatment of acne vulgaris, or acne.

We are focused on the development of therapeutic solutions in medical dermatology to treat skin conditions, such as psoriasis, hyperhidrosis and acne. These diseases impact millions of people worldwide and can have significant, multidimensional effects on patients’ quality of life, including their physical, functional and emotional well-being. According to multiple published studies, patients report that medical dermatology conditions affect quality of life in ways comparable to other serious diseases, such as cancer, heart disease, diabetes, epilepsy, asthma and arthritis.

Our three late-stage product candidates are:

•

Cimzia, an injectable biologic tumor necrosis factor-alpha, or TNF, inhibitor that is currently approved and marketed by UCB for the treatment of numerous inflammatory diseases spanning multiple medical specialties in multiple countries, including the United States. Biologic TNF inhibitors are a class of pharmaceutical products that are manufactured by biological processes and designed to exert their effect by inhibiting TNF, a naturally occurring molecule that plays an important role in promoting inflammation within the body, including in patients with psoriasis. In March 2014, we entered into an agreement to collaborate with UCB to develop Cimzia for the treatment of moderate-to-severe chronic plaque psoriasis in the United States, Canada and the European Union and, upon regulatory approval, to market Cimzia to dermatologists in the United States and Canada, or the UCB Agreement. In December 2014, we commenced a Phase 3 clinical program for Cimzia in moderate-to-severe chronic plaque psoriasis that comprises three clinical trials – CIMPASI-1, CIMPASI-2 and CIMPACT. In December 2015, we completed enrollment in this Phase 3 program, enrolling a total of 1,020 patients. In October 2016, December 2016 and January 2017, we announced positive topline results for the CIMPASI-2, CIMPASI-1 and CIMPACT trials, respectively. In all three trials, Cimzia demonstrated statistically significant improvements for all primary or co-primary endpoints compared to placebo at both treatment doses. The adverse event profile across all three trials appears consistent with the adverse event profiles observed with Cimzia in currently approved indications. Based on these results, UCB intends to submit marketing applications to regulatory authorities, including a supplemental Biologics License Application, or sBLA, to the U.S. Food and Drug Administration, or FDA, in the third quarter of 2017 to support potential approvals for Cimzia as a treatment option for patients with moderate-to-severe chronic plaque psoriasis.

•	Glycopyrronium tosylate, a small-molecule anticholinergic product for topical application we are developing for the treatment of primary axillary hyperhidrosis. Anticholinergics are a class of pharmaceutical products that exert their effect by blocking the action of acetylcholine, a molecule that transmits signals within the nervous system that are responsible for a range of bodily functions, including the activation of sweat glands. Glycopyrronium tosylate is a novel form of an anticholinergic agent that has been approved for systemic administration in other indications, and it is designed to inhibit sweat production by blocking the activation of sweat glands following topical administration. In July 2015, we commenced a Phase 3 clinical program for glycopyrronium tosylate in patients with primary axillary hyperhidrosis that comprised three clinical trials – the ATMOS-1 and ATMOS-2 pivotal trials and the ARIDO open-label safety trial. In February 2016, we completed patient enrollment in ATMOS-1 and ATMOS-2 and in June 2016, we announced positive topline results from these trials. The ATMOS-1 and ATMOS-2 trials enrolled a total of 697 adult and adolescent (ages nine and older) patients with primary axillary hyperhidrosis. In the ATMOS-2 trial, glycopyrronium tosylate demonstrated statistically significant improvements for both co-primary endpoints and both secondary endpoints compared to vehicle. In the ATMOS-1 trial, glycopyrronium tosylate demonstrated statistically significant improvements for one of the co-primary endpoints and both secondary endpoints. These results were based on the overall dataset from the intent-to-treat, or ITT, population. For the second co-primary endpoint in the ATMOS-1 trial, when extreme outlier data from one analysis center were excluded in accordance with the pre-specified statistical analysis plan submitted to the FDA, glycopyrronium tosylate demonstrated statistically significant results compared to vehicle. Consistent with the results of an earlier Phase 2b trial, glycopyrronium tosylate was generally well-tolerated with side effects that were primarily mild to moderate in severity. In December 2016, the treatment period for ARIDO, the open-label Phase 3 trial assessing the long-term safety of glycopyrronium tosylate, was completed. Based on a preliminary review of the data from the ARIDO trial, the safety and tolerability profile for glycopyrronium tosylate appears consistent with what was observed in the ATMOS-1 and ATMOS-2 trials. Based on the results of the glycopyrronium tosylate Phase 3 program and a pre-NDA meeting with the FDA in February 2017, we plan to submit a New Drug Application, or NDA, to the FDA for potential approval of glycopyrronium tosylate for the treatment of primary axillary hyperhidrosis. The NDA submission is targeted for the second half of 2017 and is subject to the completion of certain registration-enabling activities.

•

Olumacostat glasaretil, a novel, small molecule that targets sebum production following topical application that we are developing for the treatment of acne. Sebum is an oily substance made up of lipids produced by glands in the skin called sebaceous glands, and excessive sebum production is an important aspect of acne that is not addressed by currently available topical therapies. Olumacostat glasaretil is designed to exert its effect by inhibiting acetyl coenzyme-A carboxylase, an enzyme that plays an important role in the synthesis of fatty acids, a type of lipid that represents an essential component of the majority of sebum lipids. In April 2015, we commenced a Phase 2b dose-ranging clinical trial to evaluate the safety and efficacy of olumacostat glasaretil in adult patients with moderate-to-severe facial acne. In January 2016, we completed patient enrollment in this study and in May 2016, we announced positive topline results. In the Phase 2b dose-ranging trial, which enrolled a total of 420 patients, olumacostat glasaretil demonstrated statistically significant improvements in all primary endpoints compared to vehicle at the highest dose and in most primary endpoints at the other doses tested. Olumacostat glasaretil was well-tolerated with adverse events primarily mild or moderate in severity. Based on these results, in December 2016, we initiated a Phase 3 program to evaluate the safety and efficacy of olumacostat glasaretil as a potential treatment for acne to support a potential NDA submission to the FDA. The Phase 3 program comprises three clinical trials – the CLAREOS-1 and CLAREOS-2 pivotal trials and the CLARITUDE open-label safety trial. The CLAREOS-1 and CLAREOS-2 trials are expected to enroll a total of 1,400 adult and adolescent (ages nine and older) patients with moderate-to-severe acne. We expect to announce topline results from the CLAREOS-1 and CLAREOS-2 trials in the first half of 2018.

Dermira was founded by Thomas G. Wiggans, Eugene A. Bauer, M.D., Christopher M. Griffith and Luis C. Peña with the vision of building a leading dermatology company. Several members of our management team, including Mr. Wiggans, Dr. Bauer and Mr. Peña, have extensive experience within the dermatology field, including having served in executive roles at leading dermatology companies such as Connetics Corporation, Peplin, Inc. and Stiefel Laboratories, Inc., a GlaxoSmithKline LLC Company. This experience brings us significant insight into product and commercial opportunities, as well as a broad network of relationships with leaders within the industry and medical community.

The Securities We May Offer

We may offer shares of our common stock from time to time under this prospectus, at prices and on terms to be determined by market conditions at the time of offering. Each time we offer shares of common stock under this prospectus, we will provide a prospectus supplement that will describe the specific amount, price and other important terms of the offering. The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

We may sell shares of common stock directly or through underwriters, dealers or agents. We, and our underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of shares of our common stock. If we do offer our common stock through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of the underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Corporate Information

We were incorporated in the State of Delaware in August 2010 under the name Skintelligence, Inc. We changed our name to Dermira, Inc. in September 2011. Our principal executive offices are located at 275 Middlefield Road, Suite 150, Menlo Park, California 94025, and our telephone number is (650) 421-7200. Our website address is www.dermira.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase shares of our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. The prospectus supplement applicable to each offering of common stock will contain a discussion of the risks applicable to an investment in our common stock. Prior to making a decision about investing in our common stock, you should carefully consider the specific factors discussed under the section titled “Risk Factors” in the applicable prospectus supplement and any free writing prospectus, together with all of the other information contained or incorporated by reference in the applicable prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under Part I, Item 1A, the section titled “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2016, or 2016 10-K, which is incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission, or SEC, in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements. All statements contained in this prospectus and the documents incorporated by reference herein other than statements of historical fact, including statements regarding our future consolidated results of operations and financial position, our business strategy and plans, market growth, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “potentially,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our consolidated financial condition, consolidated results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described under Part I, Item 1A, the section titled “Risk Factors” in our 2016 10-K, as well as those discussed in this prospectus, the documents incorporated by reference in this prospectus, the applicable prospectus supplement and any free writing prospectus. All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus and the documents incorporated by reference herein may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this prospectus, or in the case of documents referred to or incorporated by reference, the date of those documents, or to conform such statements to actual results or revised expectations. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

You should read this prospectus, the documents incorporated by reference herein, the applicable prospectus supplement and any free writing prospectus, and the documents that we have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS

We will have broad discretion over the use of the net proceeds to us from the sale of our common stock under this prospectus and investors will be relying on the judgment of our management regarding the application of the proceeds. Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our common stock under this prospectus to fund research and development of our product candidates, pre-commercialization and commercialization activities related to our product candidates, working capital, capital expenditures and other general corporate purposes. Additionally, we may use a portion of the net proceeds to us from the sale of our common stock under this prospectus to expand our business by in-licensing or acquiring, as the case may be, product candidates, technologies, compounds, commercial products, other assets or complementary businesses. We will set forth in the applicable prospectus supplement our intended uses for the net proceeds received from the sale of any shares of our common stock. Pending these uses, we intend to invest the net proceeds in investment-grade, interest-bearing securities such as money market funds, certificates of deposit, commercial paper, repurchase agreements, corporate debt and guaranteed obligations of the U.S. government.

PLAN OF DISTRIBUTION

We may sell shares of common stock covered by this prospectus to one or more underwriters for public offering and sale by them, and may also sell shares of common stock to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of shares of common stock in the applicable prospectus supplement. We have reserved the right to sell or exchange shares of common stock directly to investors on our own behalf in jurisdictions where we are authorized to do so. We may distribute shares of common stock from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed from time to time;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

We may directly solicit offers to purchase shares of common stock being offered by this prospectus. We may also designate agents to solicit offers to purchase shares of common stock from time to time. We will name in any prospectus supplement any agent involved in the offer or sale of shares of common stock. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis, and a dealer will purchase shares of common stock as a principal for resale at varying prices to be determined by the dealer.

If we utilize an underwriter in the sale of shares of common stock being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the applicable prospectus supplement that the underwriter will use to make resales of shares of common stock to the public. In connection with the sale of shares of common stock, we, or the purchasers of shares of common stock for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell shares of common stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

We will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of common stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the common stock may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses. We may grant underwriters who participate in the distribution of our common stock under this prospectus an option to purchase additional shares of common stock to cover any over-allotments in connection with the distribution.

To facilitate the offering of shares of common stock, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of shares of common stock. This may include short sales of the shares of common stock, which involves the sale by persons participating in the offering of more shares of common stock than we sold to them. In these circumstances, these persons would cover such short positions by making purchases in the open market or by exercising their option to purchase additional shares of common stock. In addition, these persons may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We will file a prospectus supplement to describe the terms of any offering of our common stock covered by this prospectus. The applicable prospectus supplement will disclose:

•	the terms of the offer;

•	the name or names of any underwriters, including any managing underwriters, as well as any dealers or agents, and the number of shares of common stock underwritten or purchased by each of them;

•	the purchase price of shares of common stock from us;

•	the net proceeds to us from the sale of shares of common stock;

•	any delayed delivery arrangements;

•	the nature of the underwriters’ obligations to take the common stock;

•	any over-allotment options under which underwriters, if any, may purchase additional shares of common stock from us;

•	any underwriting discounts, commissions or other items constituting underwriters’ compensation, and any commissions paid to agents;

•	any securities exchanges or markets on which our common stock may be listed;

•	any public offering price; and

•	other facts material to the transaction.

We will bear all or substantially all of the costs, expenses and fees in connection with the registration of our common stock under this prospectus. The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Fenwick & West LLP, San Francisco, California, which beneficially owns an aggregate of 43,103 shares of our common stock, representing approximately 0.12% of our outstanding shares of capital stock as of December 31, 2016. Additional legal matters may be passed upon for us or any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of our internal control over financial reporting as of December 31, 2016, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are required to file annual, quarterly and other reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC in Washington, DC, 100 F Street N.E., Washington, DC 20549. Copies of such materials can be obtained from the SEC’s public reference section at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330. Additionally, the SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and various other information about us. You may also inspect the documents described herein at our principal executive offices, 275 Middlefield Road, Suite 150, Menlo Park, CA 94025, during normal business hours.

Information about us is also available at our website at www.dermira.com. However, the information on our website is not a part of this prospectus and is not incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. A Current Report (or portion thereof) furnished, but not filed, on Form 8-K shall not be incorporated by reference into this prospectus.

We incorporate by reference the documents listed below that we have filed with the SEC or may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of any offering of common stock made by this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 28, 2017;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2016;

•	our Current Report on Form 8-K, filed with the SEC on February 28, 2017; and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 29, 2014 under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Dermira, Inc., 275 Middlefield Road, Suite 150, Menlo Park, CA 94025. Copies of the above reports may also be accessed from our website at www.investor.dermira.com. We do not incorporate the information from our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus). See the section titled “Where You Can Find Additional Information” for information concerning how to read and obtain copies of materials that we file with the SEC at the SEC’s public offices.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus, will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

3,700,000 SHARES OF COMMON STOCK

Leerink Partners

Evercore ISI

Guggenheim Securities

Needham & Company